Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS  AGREEMENT, entered into as a condition of employment between STRATEGIC DISTRIBUTION, INC., (“SDI”) a Delaware corporation and its affiliates and subsidiaries the “Company”), and the undersigned individual (the “Employee”).

WHEREAS, SDI and the Employee are entering into an employment relationship contemporaneously herewith; and

WHEREAS, the Employee will, as a result of employment with the Company, be provided access to trade secrets and confidential information, including the Company’s products, suppliers, pricing, costs and distribution processes, related to the business carried on by the Company; and

WHEREAS, the Company and the Employee desire to set forth in writing certain terms and conditions of their employment relationship including, but not limited to, restrictions imposed upon the Employee pertaining to use by the Employee of the Company’s trade secrets and confidential information.

NOW, THEREFORE, THE PARTIES hereto agree that the following terms and conditions shall govern their employment relationship.

1.                                       DUTIES:   The Employee is hereby employed by SDI and shall render such services, perform such duties and act in such capacities for the Company as may be prescribed from time to time by the Company.

2                                          TERM:   The Employee’s employment is at will and may be terminated at any time by the Employee or by the Company with or without cause. For the purposes hereof, the term “cause” shall mean: (a) Employee having been convicted of any felony; (b) the continued or habitual use of narcotics or alcohol to an extent which materially impairs Employee’s performance of his duties hereunder; (c) the willful misfeasance or gross negligence by the Employee in the performance of his duties hereunder; (d) the knowing violation by Employee of any material provision of this Agreement; or (e) any regulatory agency having jurisdiction over the Company shall have required or recommended, in writing, that the Employee be terminated or that his responsibilities be diminished in a material respect. If Employee’s employment is terminated by the Company without cause, the Employee shall continue to receive his full salary and health insurance benefits at the rates in effect as of the date of such termination for a period of six months after the date of such termination. Except in the event of termination of Employee by Company for cause, either party shall provide the other with three weeks’ advance notice (or for Employee, such longer period as provided for in the Employee Handbook) prior to termination of employment.

3.                                       EXTENT OF SERVICES:   The Employee shall devote Employee’s entire working time, attention and energies (during the Company’s normal business hours) to the business of the Company and shall not, during the term of this Agreement, be engaged in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this provision shall not prohibit the Employee from investing personal assets in businesses which do not compete with the Company and in a manner which will not materially interfere with the Employee’s duties hereunder.

4.                                       COMPENSATION AND BENEFITS:   The Company shall pay to the Employee and the Employee agrees to accept from the Company, in full payment for the Employee’s services hereunder, the compensation as indicated in an offer letter to Employee attached hereto, or as otherwise agreed to by the parties.  The Employee shall receive such benefits as are customarily provided by the Company to employees as described in the Company’s Employee Handbook, which Handbook is subject to change from time to time, within the sole discretion of the Company. If the Employee gives notice of termination that is, from the last day of employment, less than the period provided for in the Company’s Employee Handbook, the Company shall be entitled to retain, and Employee shall have no further right to receive any accrued but unpaid salary, vacation or expense reimbursement.

5.                                       CONFIDENTIAL INFORMATION:  Confidential Information means information which the Company regards as confidential or proprietary and which the Employee learns or develops during or related to his employment, including, but not limited to, information relating to:

a.              the Company’s products, suppliers, products, pricing, and costs and distribution processes;

b.             the Company’s marketing plans and projections;

c.              lists of names and addresses of the Company’s customers, and prospective customers, and their purchasing personnel, purchasing policies, requirements and preferences;

d                information that is used in the Company’s business, and which gives the Company an opportunity to obtain an advantage over competitors who do not know such information or how to use the same; and

e.              software in various stages of development (source code, object code, documentation, flow charts), specifications, models, data and customer information.

Employee hereby assigns to Company any rights Employee may now or hereafter have in any Confidential Information and covenants and agrees to execute such documents and take such further action as may be requested by the Company, without further compensation or consideration; to confirm, acknowledge and/or establish the Company’s ownership thereof. Employee agrees that any and all confidential information developed, designed or contributed to by Employee shall be “work made for hire” for the Company. Employee shall not disclose any Confidential Information to any third-party or use any Confidential Information for any purposes other than as authorized by the Company.

6.                                       SURRENDER OF MATERIALS:  The Employee hereby agrees to deliver to the Company promptly upon request and no later than the date of termination of the Employee’s employment, all documents, copies thereof and other materials in the Employee’s possession pertaining to the business of the Company and its customers, including, but not limited to, Confidential Information (and each and every copy, disk, abstract, summary or reproduction of the same made by or for the Employee or acquired by the Employee), and thereafter to promptly return documents and copies thereof and other material in the Employee’s possession.  The Employee will be responsible for the value of all Company or customer property that is not timely returned. Employee authorizes the Company to deduct the value of such property from any monies owed to Employee.

7.                                       DISCLOSURE OF INFORMATION AND SOLICITATION OF CERTAIN CUSTOMERS AND EMPLOYEES: KEY EMPLOYEE NON-COMPETE:  The Employee acknowledges that the Company has developed and maintains at great expense, valuable customers, customer lists and customer contacts, many of which are of longstanding and that in order to pursue Employee’s employment gainfully under the Agreement, Employee will be given Confidential Information concerning such customers, including information concerning such customers’ purchasing personnel, policies, requirements, and preferences. Accordingly, the Employee agrees that during the period of Employee’s employment and for twelve (12) months after termination of employment with the Company by Employee or by Company, for any reason, with or without cause, the Employee will not directly or indirectly:

(i) become employed by any entity described in section 7(ii)(a), or

(ii) on Employee’s behalf or on behalf of any other person or entity, perform any act with respect to the sale, attempted sale or promotion of the sale of any Conflicting Product to any person or entity;

a.               which during the twelve (12) month period prior to such termination was serviced by, contacted, by or the responsibility of the Employee or any person under the Employee’s supervision or direction; this includes applicable customers and suppliers; or

b.              which is located in the geographical territory to which the Employee was assigned or for which the Employee had responsibility at any time during the twelve (12) month period prior to such termination; or

c.               which is then a current customer or active prospect of the Company or was a customer of the  Company during the twelve (12) month period prior to Employee’s termination.

The term “Conflicting Product” shall mean any product, process or service which is the same as, similar to, or in any manner competitive with any Company product (which includes third-party products that are distributed by Company), process, or service. Conflicting Product includes, but is not limited to, the provision of an integrated supply or commodity purchasing program.

(iii) own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Employee’s name to be used in connection with any Competing Business or any entity which would require by necessity use of Confidential Information. This section 7 (iii) shall only apply if Employee was a Key Employee at the time of termination of employment or was employed in such a capacity at any time during the three years preceding termination,

The term “Competing Business” shall mean any business or enterprise engaged in the in the provision of an integrated supply or commodity purchasing program or in any other business engaged in by the Company within: (A) a state or commonwealth of the United States or the District of Columbia, or (B) any foreign country, in which the Company has engaged in any such business within the prior year or has undertaken preparations to engage.

The term “Key Employee” shall include those employees designated by the Company at any time as key employees and shall specifically include, but not be limited to: (A) officers of the Company, (B) Site Managers and above, (C) director level employees and above, (D) any employee who attended a mid-year or end of year Company managers’ meeting, and (E) any employee who during employment has regular access to Company Confidential Information.

During the period of Employee’s employment by the Company and for twelve (12) months thereafter, the Employee will not induce, attempt to induce or in any way assist any other person in inducing or attempting to induce any employee or agent of the Company to terminate their relationship with the Company. Further, during such period Employee will not directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity employ or solicit for employment any current or former Company employee or agent.

Employee agrees that Company has no adequate remedy at law in the event Employee breaches his obligations under this Section. If there is a breach or threatened breach of any of the foregoing provisions of this section, or any other obligation contained in this Agreement, the Company shall be entitled to an injunction restraining the Employee from any such breach without the necessity of proving actual damages, and the Employee waives the requirement of posting a bond. Nothing herein, however, shall be construed as prohibiting the Company from pursuing other remedies for such breach or threatened breach. The period of restriction shall be extended for a period equal to the period of breach or non-compliance by Employee.

If any provision of this Agreement, or the application thereof, is determined by a court of competent jurisdiction to be invalid or unenforceable in whole or in part, then the other parts of this Agreement shall not be affected thereby and shall be given full force and effect without regard to the invalid or unenforceable provision, and such provision shall be deemed modified to the extent necessary to render it valid and enforceable. Such court is expressly authorized and requested by the parties hereto to amend such provision, to the extent consistent with the parties expressed intent, for the purpose of rendering it enforceable. Employee agrees not to disclose to Company or use for its benefit any confidential information that Employee may possess from any prior employers or other sources.

8.                                       OTHER CONDITIONS OF EMPLOYMENT:  The Employee shall be subject to other terms and conditions of employment as set forth in the current prevailing Company: a) Employee Handbook, b) Business Ethics Guidelines, c) commission, bonus or stock option programs and d) any other Company policies or benefits, all of which shall be subject to interpretation and change from time to time at the sole discretion of the Company.

9.                                       GOVERNING LAW AND RELATED MATTERS:  This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the Commonwealth of Pennsylvania without regard to conflict of law principles. Employee agrees that in the event of any violation of this Agreement, or any other matter arising out of or relating to this Agreement, an action may be removed to or commenced by Employer in any federal or state court of competent jurisdiction in the Commonwealth of Pennsylvania. Employee hereby waives, to the fullest extent permitted by law, any objection that Employee may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. Employee agrees that effective service of process may be made upon Employee by mail to any address Employee has provided to Company.

The various parts of this Agreement are intended to be severable. Should any part be rendered or declared invalid be reason of any legislation or by a decree of a court of competent jurisdiction, such part shall be deemed modified to the extent required by such legislation or decree and the invalidation or modification of such part shall not invalidate or modify the remaining parts hereof. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law. The Employee agrees that such scope may be judicially modified accordingly.

10.                                 ASSIGNMENT:  The Company may assign its interest in connection with this Agreement to any affiliate or in connection with the sale of its business.

11.                                 ENTIRE AGREEMENT:  This Agreement and the offer letter attached hereto represents the full and complete understanding between the Company and the Employee with respect to the subject matter hereof and supersedes all prior representations and understandings, whether oral or written and, except as provided for herein, shall not be modified except upon written amendment executed by Employee and an officer of Company holding the position of Vice President or above.

12.                                 ACKNOWLEDGMENT:  Employee acknowledges that Employee was provided with an unsigned copy of this Agreement in advance of accepting employment and was accorded ample opportunity to read, ask questions, seek clarification, and seek whatever counsel relative to the Agreement Employee desired.  Employee further acknowledges receipt of a signed copy of this Agreement and that Employee has read and understands all of its terms and conditions.

IN WITNESS WHEREOF, the parties have executed this instrument the day and year above and below written.

STRATEGIC DISTRIBUTION, INC		EMPLOYEE

By:	/s/ Donald C. Woodring	By:	/s/ Daniel J. Kearney
Date:	11/26/04	Date:	11/30/04
Executed At:	Bensalem, Pennsylvania	Printed Name:	Daniel J. Kearney